CHEVIOT

Contact:                Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports Second-Quarter Earnings

CINCINNATI, Ohio – July 29, 2010 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the second fiscal quarter of 2010 of $578,000, or $0.06 cents per share compared with net earnings of $225,000, or $0.03 cents per share for the second fiscal quarter of 2009.  For the six months ended June 30, 2010 net earnings totaled $1.1 million, or $0.12 cents per share compared with net earnings of $518,000, or $0.06 cents per share for the six months ended June 30, 2009.

The earnings per share for the six and three months ended June 30, 2010 were based on weighted average shares outstanding of 8,724,677 and 8,723,494 as compared with weighted average shares outstanding of 8,692,768 and 8,691,585 for the comparable 2009 periods.

The increase in quarterly net earnings reflects a $385,000 increase in net interest income, a decrease in the provision for losses on loans of $55,000 and a decrease in general, administrative and other expense of $215,000, which were partially offset by a decrease of $56,000 in other income and an increase of $246,000 in the provision for federal income taxes.

For the first six months of 2010, the Company’s increase in earnings generally reflected an increase of $625,000 in net interest income, a decrease in the provision for losses on loans of $352,000 and a decrease in general, administrative and other expenses of $97,000, which were partially offset by a $105,000 decrease in other income and a $406,000 increase in the provision for federal income taxes.  During the six months ended June 30, 2010, the Company recorded a provision for losses on loans totaling $100,000 and allocated approximately $42,000 in reserves for real estate acquired through foreclosure.  At June 30, 2010, the allowance for losses on loans was 25.0% of nonperforming assets and 0.45% of total loans.

At June 30, 2010, Cheviot Financial Corp. had consolidated total assets of $351.0 million, total liabilities of $280.9 million, including deposits of $242.0 million, and shareholders' equity of $70.1 million, or 20.0% of total assets.  At June 30, 2010, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 16.5%, 16.5% and 34.0%.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	June 30,	December 31,
ASSETS	2010	2009

Cash and cash equivalents	$ 19,098	$ 11,283
Investment securities	72,787	66,515
Loans receivable	242,137	247,002
Other assets	17,024	17,060

Total assets	$ 351,046	$ 341,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 242,020	$ 235,904
Advances from the FHLB	35,870	33,672
Other liabilities	3,013	3,534

Total liabilities	280,903	273,110

Shareholders' equity	70,143	68,750

Total liabilities and shareholders' equity	$ 351,046	$ 341,860

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Total interest income	$ 3,993	$ 4,105	$ 8,000	$ 8,437
Total interest expense	1,221	1,718	2,502	3,564

Net interest income	2,772	2,387	5,498	4,873

Provision for losses on loans	60	115	100	452

Net interest income after provision for losses on loans	2,712	2,272	5,398	4,421

Other income	187	243	369	474
General, administrative and other expense	1,966	2,181	4,064	4,161

Earnings before federal income taxes	933	334	1,703	734

Federal income taxes	355	109	622	216

NET EARNINGS	$ 578	$ 225	$ 1,081	$ 518

Earnings per share - basic and diluted	$ 0.06	$ 0.03	$ 0.12	$ 0.06